        Exhibit 99.1

FLATROCK COMPRESSION HOLDINGS, LLC

CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Year Ended

December 31, 2025

        Exhibit 99.1

FLATROCK COMPRESSION HOLDINGS, LLC

        Exhibit 99.1

Independent Auditor’s Report
Members of Flatrock Compression Holdings, LLC
Houston, Texas
Opinion
We have audited the consolidated financial statements of Flatrock Compression Holdings, LLC, (the “Company”) which comprise the consolidated balance sheet as of December 31, 2025, and the related consolidated statements of income, changes in members’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements (collectively, the “consolidated financial statements”).
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Flatrock Compression Holdings, LLC, as of December 31, 2025, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Flatrock Compression Holdings, LLC’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Flatrock Compression Holdings, LLC’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Flatrock Compression Holdings, LLC’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.
/s/ CohnReznick LLP
Houston, Texas
August 10, 2026

        Exhibit 99.1

FLATROCK COMPRESSION HOLDINGS, LLC CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2025 (in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$67
Trade accounts receivable, net of provision for credit losses	4,063
Inventory, net of allowance for obsolescence	6,559
Prepaid expenses and other	698
Total current assets	11,387
Property and equipment, net of accumulated depreciation	55,147
Goodwill	2,840
Intangible assets, net of accumulated amortization	4,054
Other assets	1,342
Total assets	$74,770
LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities:
Accounts payable	$1,166
Accrued liabilities	2,281
Line of credit	41,752
Total current liabilities	45,199
Other long-term liabilities	671
Total liabilities	45,870
Commitments and contingencies (Note 11)
Members’ Equity	28,900
Total liabilities and members’ equity	$74,770

        Exhibit 99.1

FLATROCK COMPRESSION HOLDINGS, LLC CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2025 (in thousands)

Revenue:
Rental	$32,226
Services and parts	6,593
Total revenue	38,819
Cost of revenues (excluding depreciation and amortization)	16,297
Selling, general and administrative expenses	5,958
Depreciation and amortization	10,771
Gain on disposition of assets, net	(126)
Total operating costs and expenses	32,900
Operating income	5,919
Other expense:
Interest expense	(3,066)
Other expense, net	(272)
Total other expense, net	(3,338)
Income before income taxes	2,581
Provision for income taxes	(128)
Net income	$2,453

        Exhibit 99.1

FLATROCK COMPRESSION HOLDINGS, LLC CONSOLIDATED STATEMENT OF MEMBERS' EQUITY FOR THE YEAR ENDED DECEMBER 31, 2025 (in thousands)

January 1, 2025	$31,310
Membership units issued	21
Distributions to members	(4,884)
Net income	2,453
December 31, 2025	$28,900

        Exhibit 99.1

FLATROCK COMPRESSION HOLDINGS, LLC CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2025 (in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,453
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,771
Gain on the disposition of assets, net	(126)
Amortization of debt issuance costs	88
Provision for credit losses	67
Other, net	(16)
Changes in operating assets and liabilities:
Trade accounts receivables	221
Inventory	(205)
Prepaid expenses	(172)
Accounts payable and accrued liabilities	(2,968)
NET CASH PROVIDED BY OPERATING ACTIVITIES	10,113
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(16,762)
Proceeds from disposition of assets, net	201
NET CASH USED IN INVESTING ACTIVITIES	(16,561)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	52,196
Repayments of line of credit	(40,847)
Payments of other long term liabilities	(230)
Distributions to members	(4,884)
Proceeds from membership units issued	21
NET CASH PROVIDED BY FINANCING ACTIVITIES	6,256
NET CHANGE IN CASH AND CASH EQUIVALENTS	(192)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	259
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$67
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$2,921
Income taxes paid	$127
SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Right of use assets acquired through a finance lease	$391

        Exhibit 99.1

FLATROCK COMPRESSION HOLDINGS, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2025 (in thousands)
1.    Description of Business
Flatrock Compression Holdings, LLC (the “Company,” “Flatrock” “we,” “us” or “our”, a Delaware limited liability company), was formed on March 5, 2024, for the purpose of holding the assets and liabilities acquired through a business combination which was effective as of April 1, 2024. The business combination consisted of the acquisition of all of the outstanding equity securities of the below entities (collectively, the “Acquired Companies”).
•Flatrock Compression, Ltd., a Texas limited partnership
•Liftrock, LLC (“Liftrock”), a Texas limited liability company wholly owned by Flatrock Compression, Ltd.
•FC GP, LLC (“FCGP”), a Texas limited liability company
•K-19 Partners LLC (“K-19”), a Delaware limited liability company
•FGP Capital, LLC (“FGP”), a Delaware limited liability company
Prior to the business combination, there was no business activity conducted by the Company. The Acquired Companies collectively comprise the business activities of leasing compressors for oil and natural gas production and providing compressor repair and maintenance services. Liftrock, with its proprietary QuickSet skid, is also engaged in the business of leasing equipment. The Company operates in one business segment within oil and gas producing areas primarily in Texas. Subsequent to the business combination, FCGP, K-19, and FGP were absorbed into Flatrock Compression Holdings, LLC.
2.    Summary of Significant Accounting Policies
Principles of Consolidation and Basis of Presentation
The accompanying Consolidated Financial Statements were prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and include the accounts of Flatrock Compression Holdings, LLC, and those of the Acquired Companies. All significant intercompany accounts and transactions for the period presented have been eliminated in consolidation.
Use of Estimates
The preparation of our Consolidated Financial Statements in conformity with GAAP requires our management to make estimates and assumptions that affect the amounts reported in these Consolidated Financial Statements and accompanying notes. Actual results could differ from those estimates. Significant estimates include fixed asset lives, provision for credit losses, the allowance for inventory obsolescence and the determination of carrying values in excess of fair values, when applicable, in connection with our annual review of our long-lived assets for impairment.
Cash and Cash Equivalents
For purposes of reporting cash and cash equivalents and cash flows, we consider all short-term investments with an original maturity of three months or less to be cash equivalents. At times, cash balances at banks and financial institutions may exceed federally insured amounts.
Trade Accounts Receivable and Credit Losses
Our trade accounts receivable are generally for 30 days in accordance with the payment terms specified in our master rental service and similar agreements. Our trade accounts receivable are substantially concentrated with customers in the exploration and production industry and range from large, multinational majors to regional firms of various sizes. We perform ongoing credit evaluations of our customers and adjust credit limits based on management’s assessment of the customer’s financial condition and payment history, as well as industry and general economic conditions. We continuously monitor collections and payments from our customers, and maintain an allowance for estimated credit losses based upon our historical experience and any specific customer collection issues that we have identified as well as forecasts of future economic conditions.

        Exhibit 99.1

Revenue Recognition
The following is a description of principal activities from which we generate our revenue and the accounting policies that we apply for the recognition thereof:
Rental Revenue. We generate revenue from renting compressor equipment to our customers for the right to control the use of the equipment ratably over the term of the underlying master rental service and similar agreements. Our agreements for rental equipment qualify as operating leases under the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 842, Leases, as amended (“ASC 842”), as we retain the primary exposure to changes in the underlying equipment’s value as the lessor unlike a sale or secured lending arrangement. Our rental agreements typically range from 12 to 36 months.
As a lessor, we recognize operating lease revenue on a straight-line basis with equal monthly payments over the term of the underlying agreements. After the terms of the agreement have expired, a customer may renew their contract or continue renting on a monthly basis thereafter. The leased equipment is generally skid-mounted and can be moved to different locations at the direction of our customers. The leased equipment assets remain on our Consolidated Balance Sheets consistent with other property and equipment. Cash receipts associated with our lease agreements are classified within cash flows from operating activities in our Consolidated Statements of Cash Flows.
Service and Parts Revenue. We generate revenue from the sale of component parts and aftermarket or call-out services on compression equipment. Consistent with ASC Topic 606, Revenues from Contracts with Customers, as amended, revenue is measured and recognized based on a consideration specified in a customer’s contract, excluding any sale incentives and taxes collected on behalf of third parties (i.e. sales and property taxes). Revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration that we expect to receive for those goods or services. To recognize revenue, we (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when, or as, we satisfy the performance obligation(s). Transaction prices are not subject to variable consideration constraints. Shipping and handling costs incurred are accounted for as fulfillment costs and are included in cost of revenues in our Consolidated Statements of Operations.
For component parts sales, revenue is recognized when control has passed to the customer generally when shipped. Revenue for aftermarket and other services is recognized after the services in the contract are rendered.
Inventory Valuation
Inventory is valued at the lower of cost or net realizable value. The cost of inventories is determined by the weighted average method. We regularly review inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on current and anticipated customer demand. We routinely review our inventory allowance to account for slow moving or obsolete inventory costs that may not be recoverable in the future. We assess anticipated customer demand based on current and upcoming activities and budgets of our major customers as well as other significant companies in the industry, along with oil and gas price forecasts and other factors affecting the industry.
Long-Lived Assets
Property and equipment acquired in a business combination are recorded at fair value at the date of acquisition; all other property and equipment are recorded at cost. Such property and equipment plus additions since that time are presented less accumulated depreciation, except for work-in-progress on new rental equipment which is recorded at cost until completion and addition to our fleet. Depreciation is computed using the straight-line method over the estimated useful lives of the major asset categories as follows:

Rental equipment	3	to	15	years
Vehicles and other equipment	3	to	15	years
We assess our rental equipment and property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The following factors could trigger an impairment review: significant underperformance relative to historical or projected future cash flows; significant adverse changes in the extent or manner in which the asset (or asset group) is being used or its condition, including a meaningful drop in fleet utilization over the prior four quarters; significant negative industry or company-specific

        Exhibit 99.1

trends or actions, including meaningful activity and budget reductions by our major customers or other sizable exploration and production or midstream companies, as well as significant declines in oil and gas prices; legislative changes prohibiting us from leasing our compressor units; or poor general economic conditions. An impairment loss is recognized if the future undiscounted cash flows associated with the asset (or asset group) and the estimated fair value of the asset are less than the asset’s carrying value. Maintenance and repairs are charged to cost of rentals as incurred.
Goodwill
The goodwill acquired in the business combination described in Note 1 represents the excess of consideration transferred over the fair value of the assets acquired and liabilities assumed. We review the carrying amount of our goodwill on a quarterly basis, or whenever indicators of potential impairment exist, to determine if the carrying amount of a reporting unit exceeds its fair value, including the applicable goodwill. In addition, we perform an annual qualitative assessment to determine whether it is more-likely-than-not that the fair value of a reporting unit is impaired. If the fair value is more-likely-than-not impaired, we perform a quantitative impairment test to identify impairment and measure the amount of impairment loss to be recognized, if any.
Our qualitative assessment includes consideration of various events and circumstances and their potential impact to a reporting unit’s fair value, including macroeconomic and industry conditions such as a deterioration in our operating environment and limitations on access to capital and other developments in the equity and credit markets, cost factors that could have a negative effect on earnings and cash flows, relevant entity-specific and reporting unit-specific events and overall financial performance such as declining earnings or cash flows or other indicators of a decrease in our enterprise value.
Intangible Assets
We amortize our intangible assets over their useful lives, or 15 years, and review for impairment when indicators of impairment are present. We review intangibles through an assessment of the estimated future cash flows related to such assets. In the event that assets are found to be carried at amounts in excess of estimated undiscounted future cash flows, then the assets will be adjusted for impairment to a level commensurate with a discounted cash flow analysis of the underlying assets.
Leases
We determine if an arrangement is a lease at inception by assessing whether it conveys the right to control the use of an identified asset for a period of time in exchange for consideration. We determine lease classification and recognize right-of-use (“ROU”) assets and liabilities on the lease commencement date based on the present value of lease payments over the lease term. For each lease that (i) contains the same timing and pattern of transfer for lease and non-lease components and (ii) if the lease component, if accounted for separately, would be classified as an operating lease, we have elected the practical expedient to not separate non-lease components from lease components. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. As substantially all of our leases do not provide an implicit rate, we use our incremental borrowing rate, which is based on a fully collateralized loan over the lease term, to determine the present value of lease payments. Our ROU assets are included in Other assets and the related current and noncurrent lease obligations are included in Accrued liabilities and Other long-term liabilities, respectively, on our Consolidated Balance Sheets.
Income Taxes
As a limited liability company, the Company’s federal taxable income or loss is allocated to members in accordance with their respective ownership percentages. Therefore, no provision or liability for federal income taxes has been included in these consolidated financial statements and is not taxed at the entity level. In accordance with ASC Topic 740, management evaluated the Company’s tax positions and concluded the Company has taken no uncertain tax positions. The Company is subject to the Texas state margin tax, which applies to legal entities conducting business in the state. The margin tax is calculated by applying a rate to a base that considers both revenues and expenses and, therefore, has characteristics of an income tax. As a result, the Company recorded $0.1 million in state income tax for 2025, that is solely attributable to the state margin tax.

        Exhibit 99.1

Fair Value Measurement
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. GAAP provides for a fair value hierarchy, which requires an entity to maximize the use of observable inputs when measuring fair value. These inputs are categorized as follows:
Level 1 - quoted prices in an active market for identical assets or liabilities;
Level 2 - quoted prices in an active market for similar assets or liabilities, inputs other than quoted prices that are observable for similar assets or liabilities, inputs derived principally from or corroborated by observable market data by correlation or other means; and
Level 3 - valuation methodology with unobservable inputs that are significant to the fair value measurement.
We believe that the fair value of our cash and cash equivalents, trade accounts receivables, and accounts payable as of December 31, 2025 approximate their carrying values due to the short-term nature of the instruments or the use of prevailing market interest rates. We considered the borrowings under our credit facility to approximate fair value based upon variable interest rates currently available to us for loans with similar terms (level 2).
3.    Trade Accounts Receivable
The following table summarizes our trade accounts receivable from customers as December 31, 2025:

Trade accounts receivable	$4,307
Less: Provision for credit losses	(244)
Total trade accounts receivable, net	$4,063
Our trade accounts receivable consist of customer obligations due under normal trade terms for operating leases for the use of our compressors and the sales of services and parts. We recorded a provision for credit losses of $0.1 million for the year ended December 31, 2025. Management believes that the overall provision for credit losses is adequate; however, actual write-offs may exceed the recorded allowance.
Major Customers and Concentration of Credit Risk
For the year ended December 31, 2025, the Company had two customers whose consolidated revenues represented approximately 33% of total revenues. The total accounts receivable due from these customers as of December 31, 2025 was approximately 14% of total accounts receivable. Two additional customers had accounts receivable balances as of December 31, 2025 that comprised approximately 62% of total accounts receivable.
4.    Inventory
The following table summarizes the components of our inventory, net of allowance for obsolescence as of December 31, 2025:

Parts and supplies	$7,106
Allowance for obsolescence	(547)
Total inventory	$6,559

        Exhibit 99.1

5.    Property and Equipment
The following table summarizes our property and equipment as of December 31, 2025:

Compressor units	$49,501
Work-in-progress	14,937
Land	40
Building and leasehold improvements	365
Vehicles and other equipment	6,146
Less: Accumulated depreciation	(15,842)
Total	$55,147
Depreciation expense for property and equipment was $10.2 million for the year ended December 31, 2025.
6.    Goodwill
Our goodwill asset arose in connection with business combination transaction described in Note 1. During the fourth quarter of 2025, we performed an annual qualitative goodwill impairment assessment and determined that it is not more-likely-than-not that the fair value of the Company was impaired.
7.    Intangible Assets
Intangible assets include customer relationships, tradenames for Flatrock and Liftrock and a patent for certain Liftrock technology. These acquired intangible assets were recorded at fair value determined in the business combination transaction described in Note 1.
The following table summarizes our intangible assets, all of which are amortizable, as of December 31, 2025:

Customer relationships	$2,090
Tradenames	1,872
Patent	1,180
5,142
Less: Accumulated amortization	(1,088)
Total	$4,054
Estimated amortization expense for our intangible assets for each of the subsequent five fiscal years ended December 31, and thereafter, is as follows:

2026	$621
2027	621
2028	621
2029	308
2030	204
Thereafter	1,679
Total	$4,054
Amortization expense for intangible assets was $0.6 million for the year ended December 31, 2025.

        Exhibit 99.1

8.    Leases
Our operating leases are primarily related to property leases for our service vehicles and an administrative and field office. Our operating leases have remaining lease terms of one to seven years. Renewal and termination options are included in the lease term when it is reasonably certain that we will exercise the option. Our finance leases were exclusively related to vehicles used in our rental business. Our lease agreements do not contain any contingent rental payments, material residual guarantees or material restrictive covenants.
The following table reflects the amounts related to leases that are recorded on our Consolidated Balance Sheet as of December 31, 2025:

	Classification on Consolidated
Description	Balance Sheet
Finance lease assets	Other assets	$1,242
Operating lease assets	Other assets	100
Total right of use assets		$1,342

Current finance lease liabilities	Accrued liabilities	$610
Current operating lease liabilities	Accrued liabilities	100
Total current lease liabilities		710
Noncurrent finance lease liabilities	Other long-term liabilities	671
Total lease liabilities		$1,381

Weighted average remaining lease term - finance (in years)		2.4
Weighted average remaining lease term - operating (in years)		1.0
Weighted average discount rate - finance		7.63%
Weighted average discount rate - operating		3.91%

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases		$96
Financing cash flows from finance leases		$161
The following summarizes the future maturities of our lease liabilities for the years ended December 31:

	Finance	Operating
2026	$776	$102
2027	471	—
2028	223	—
2029	29	—
2030	29	—
Thereafter	25	—
Total lease payments	1,553	102
Less: Imputed interest	(272)	(2)
Total lease liabilities recognized on the Consolidated Balance Sheet	1,281	100
Less: Current maturities	(610)	(100)
Noncurrent lease liabilities	$671	$—

        Exhibit 99.1

9.    Supplemental Balance Sheet Disclosures
The following table summarizes the components of other assets as of December 31, 2025:

Finance lease assets, net	$1,242
Operating lease assets, net	100
$1,342
The following table summarizes the components of accrued liabilities as of December 31, 2025:

Accrued purchases	$203
Compensation	828
Current lease liabilities	710
Interest	261
Sales taxes	151
Other	128
$2,281
10.    Line of Credit
The Company had a credit and security agreement with Regions Bank to provide for a $75.0 million revolving line of credit maturing on April 1, 2027 (the “Credit Agreement”). The Credit Agreement permits borrowings up to the available credit or maximum borrowing base which is based on the valuation of certain assets and redetermined monthly. Borrowings are collateralized by substantially all assets of the Company, including a lien on all revenue, equipment, inventory, and deposit accounts. The line of credit requires monthly payments of interest based on the outstanding balance using the variable rate of 3.25% plus the daily simple Secured Overnight Financing Rate (“SOFR”) (effective rate of 6.82% at December 31, 2025).
The Credit Agreement provides for covenants, which among others, include restrictions on additional indebtedness and the maintenance of prescribed financial ratios. As of December 31, 2025, we were in compliance with all such covenants.
As of December 31, 2025, the outstanding balance under the Credit Agreement was $41.8 million. The balance is presented as a current liability as the Credit Agreement is subject to certain lockbox arrangements and subjective acceleration clauses that preclude long-term classification. In connection with the Credit Agreement, the Company incurred $0.3 million of debt issuance costs, which are presented in Prepaid expenses, and amortized over the term of the Credit Agreement using the effective interest rate method. As of December 31, 2025, the unamortized balance of the debt issue costs was $0.1 million which is included in Prepaid expenses on the Consolidated Balance Sheet. Amortization of debt issuance costs of $0.1 million was reflected in interest expense for the year ended December 31, 2025.
11.    Commitments and Contingencies
From time to time, we are a party to various claims and legal proceedings arising from our operations in the ordinary course of our business. We are not currently a party to any material legal proceedings, and we are not aware of any threatened material litigation. While the outcome of any potential claims and legal proceedings against us cannot be predicted with certainty, we have concluded that it is not considered reasonably possible that a loss resulting from any such claims or proceedings in excess of any amounts accrued has been incurred that is expected to have a material adverse effect on our financial position, results of operations or cash flows.

        Exhibit 99.1

12.    Members’ Equity
As of December 31, 2025, the Company had three classes of equity interests outstanding: Class A Units, Class B Units, and Class C Units.
Class A Units represent the Company’s primary equity ownership. The holders are entitled to voting, economic, and management rights. Holders of Class A Units are entitled to receive priority distributions, including return of capital and a cumulative annual preferred return of 10% on unreturned capital, prior to any participation by Class B or Class C Unit holders. As of December 31, 2025, a total of 32,728,920 Class A Units were issued and outstanding. The preferred return for Class A Units is calculated at 10% per annum on the unreturned capital contributions of the holders of Class A Units. The return accrues on a cumulative, non-compounding basis and is calculated from the date of capital contribution. The total preferred return accrued for the year ended December 31, 2025 was approximately $3.3 million. Distributions of approximately $4.9 million were made to Class A Unitholders during the year ended December 31, 2025 consisting of return payments against the preferred return. There was no unpaid preferred return as of December 31, 2025.
Class B Units are non-voting and represent profits interests issued to a single equity holder. The Class B Unit holder is entitled to distributions only after the return of capital and preferred return to Class A Unit holders and any applicable distributions to Class C Unit holders. As of December 31, 2025, 10,000 Class B Units were issued and outstanding.
Class C Units are non-voting incentive units issued through the Company’s management equity plan. These interests are designed to align management’s interests with the long-term performance of the Company and may be granted to executives and other service providers, subject to approval by the Board. As of December 31, 2025, 200,000 Class C Units were issued and outstanding. Class C Units are subject to time and performance-based vesting terms, which are governed by individual award agreements. Unvested Class C Units may be forfeited upon certain termination events.
The Company may repurchase vested Class C Units upon a change in control or other repurchase events. The Board is authorized to approve additional units for issuance under the plan in limited amounts, not to exceed 10% of the Company’s outstanding units. The Class C Units were granted with a participation threshold that requires the return of capital and a preferred return to other unitholders prior to any distributions being made in respect of the Class C Units. As of the grant date, any potential compensation cost of the Class C Units was determined not to be material due primarily to the threshold provisions and other rights and restrictions attached to the units. Accordingly, no stock-based compensation expense was recognized during the year ended December 31, 2025.
13.    Retirement Plan
The Company participates in a 401(k) plan (the “Plan”) that covers substantially all employees. Employees are eligible to participate in the Plan at the attainment of age 21 and may elect to defer a percentage of their compensation up to the maximum deferral of pretax annual compensation as defined by law. The Company's required matching contribution is currently equal to 100% of each participant's salary deferral amount up to a maximum of 6% of each participant's compensation. Company contributions for the year ended December 31, 2025 totaled $0.3 million.
14.    Subsequent Events
On June 12, 2026, Flatrock, the holders of all of the membership interests of Flatrock (each, a “Seller” and, collectively, the “Sellers”), and Mule Deer Sky LLC, a Texas limited liability company, solely in its capacity as the Sellers Representative executed a Securities Purchase Agreement with Natural Gas Services Group, Inc. (“NGS”), whereby Flatrock was acquired by NGS (the “Acquisition”). NGS provided consideration to the Sellers of approximately $119 million in connection with the Acquisition including approximately $109 million in cash and unregistered shares of NGS common stock valued at $10 million. The cash consideration included approximately $45.7 million to settle the Company’s outstanding principal and interest obligations under the Credit Facility concurrent with the closing of the Acquisition.
We have evaluated all events subsequent to the balance sheet date as of December 31, 2025 and through the date this report was issued and determined that, other than the acquisition by NGS, there have been no other events that would require adjustments or additional disclosures to our Consolidated Financial Statements.